EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement") is made on the 8th day of July 2021 (the “Effective Date”) between Iradimed Corporation, a Delaware corporation, having offices at 1025 Willa Springs Drive, Winter Springs, Florida ("Iradimed" or the "Company"), and Chris Scott (the "Executive").
WITNESSETH:
WHEREAS, Executive currently serves as the Company’s Chief Financial Officer pursuant to an Employment Agreement (the “Employment Agreement”) dated December 16, 2013,
WHEREAS, Iradimed desires to amend and restate the Employment Agreement (the “Amended and Restated Employment Agreement”) to include the responsibilities of Chief Operating Officer pursuant to the terms and conditions hereinafter stated, and;
WHEREAS, Executive desires to serve as the Company’s Chief Operating Officer and Chief Financial Officer pursuant to the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound thereby, Iradimed and Executive agree as follows:
1.
Employment. Iradimed shall employ Executive, and Executive hereby accepts employment by Iradimed, for the period and upon the terms and conditions contained in this Amended and Restated Employment Agreement, beginning on the Effective Date.

2.
Title and Duties. Executive is to serve Iradimed as Chief Operating Officer and Chief Financial Officer. Executive will report to the Chief Executive Officer and shall have such authority and responsibilities as delegated or assigned from time to time by the Chief Executive Officer. Executive shall primarily be responsible for various business aspects including Production, Supply Chain, Quality/Regulatory, Accounting & Finance, including Human Resources. Executive shall apply his previously acquired knowledge of Iradimed and the medical device industry to assist in guiding the growth of the Company while meeting revenue and earnings goals, and all quality/regulatory requirements.

3.	Term. This Agreement shall commence as of the date hereof and shall continue until terminated in accordance with Sections 7 and 8 below (the "Term").
4.	Policies. Except as provided herein, Executive shall be covered by and agrees to comply with all Iradimed policies on the same terms as are applicable to other full- time Executives.
5.
Extent of Services. Executive shall devote substantially all of his entire business and professional time and attention to the faithful and diligent performance of Executive's duties hereunder, and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of Iradimed. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed), act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to Iradimed's Board of Directors, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder.

6.	Compensation.
(a)
Base Salary. The Company shall pay Executive a minimum annual salary of three hundred sixty thousand dollars ($360,000), or in the event of any portion of a year, a pro rata daily amount of such annual salary. Executive's salary will be payable as earned in accordance with the Company's customary payroll practice and subject to tax withholdings as applicable and required by law. Executive shall also be annually reviewed and eligible for merit increases as warranted by performance. Merit increases shall be based on Executive's base salary and subsequent performance review(s), beginning December 31, 2021, and each year thereafter while Executive is employed by the Company.

(b)
Annual Bonus. Executive shall be eligible each fiscal year to receive cash bonus compensation based upon attaining specific qualitative and/or quantitative goals as assigned by the CEO with consideration of any special situations in which the Executive may have demonstrated exemplary performance. The target value of such annual cash bonus awards shall be detailed in the Company’s annual incentive plan however, the target value of such annual cash bonus shall be sixty percent (60%) of the Executive’s then prevailing Base Salary (the "Annual Bonus"). The Annual Bonus shall be deemed to have been earned by, and payable to the Executive as of the date of the Board of Directors' determination of the amount of the Annual Bonus, regardless of whether Executive is still employed on the payment date.

(c)
Equity Compensation. The Company shall provide Executive with a restricted stock unit award that will be subject to the terms and conditions of the Iradimed Restricted Stock Unit Agreement executed by Executive and Company (the "RSU Grant"). The RSU Grant will be awarded on the Effective Date, having a value of $150,000, with the number of shares determined by the price of Iradimed Common Stock at the Nasdaq market closing price the trading day preceding the day of RSU Grant.

The RSU Grant will vest over four years in annual installments, each equal to 25% of the RSU Grant, with the first installment vesting twelve (12) months from the Effective Date, and the second, third and fourth installments vesting respectively 24, 36 and 48 months from the Effective Date.
(d)
Annual Equity Bonus. Executive shall be eligible to receive annual equity awards pursuant to the Company’s annual incentive plan and consistent in timing with the Company’s customary practices of granting such equity awards, including the equity award that is planned for December 2021. Annual equity awards, the nature of which shall be outlined in the Company’s annual incentive plan, and have a targeted value of $400,000 which may be increased or decreased subject to Executive's performance against goals as set by the CEO and Board of Directors, as detailed in the Company’s annual incentive plan, with the number of shares determined in a like manner to that indicated in 6(c) (the "Equity Bonus").

(e)
Benefits. Executive will be eligible to participate in Iradimed employee benefit plans that apply to all employees generally, including without limitation, health and dental insurance programs, 401(k) plan, and paid personal leave.

(f)
Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.
7.	Termination By Company.
(a)
Termination For Cause. Iradimed may terminate Executive's employment hereunder for "Cause" upon: (a) any willful breach of any material obligation under this Agreement; (b) any gross negligence or willful misconduct by Executive in the performance of his duties as an Iradimed employee; (c) Executive's conviction of or plea of guilty or nolo contendre to a crime that constitutes a felony under the laws of the United States or any state thereof, if such felony or other crime is work-related, materially impairs the Executive's ability to perform services for the Company or results in material or financial harm to the Company or its affiliates; (d) Executive's commission or participation in any act of fraud, embezzlement or dishonesty; (e) Executive's willful, material breach of an Iradimed policy. Executive shall not be terminated under subparagraph (a) herein, unless he has received written notice of such breach from the Company's Chief Executive Officer, has had an opportunity to respond to the notice, and has failed substantially, where possible, to cure such breach within thirty (30) calendar days of such notice. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon the authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(b)
Termination Without Cause. The Company may terminate this Agreement at any time by providing a Notice of Termination which includes a Date of Termination at least thirty (30) calendar days after delivery of the Notice of Termination. The Company, at its option, may elect to have the Executive not report to work after the date of the written notice.

(c)
Notice of Termination. For purposes of this Agreement, “Notice of Termination” shall mean a notice, in writing, which shall indicate the specific termination provision of this Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option, may elect to have the Executive not report to work after the date of the written notice. “Date of Termination” means the date on which this Agreement shall terminate in accordance with the Notice of Termination and the provisions of this Agreement.

8.	Termination By Executive.
(a)
Termination for Good Reason. Executive may terminate his employment hereunder by tendering his resignation to Iradimed. Unless otherwise consented to in writing by Executive, a resignation by Executive shall be for "Good Reason," where such resignation is tendered within sixty (60) days following: (a) a reduction in Executive's minimum Base Salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions); (b) a reduction in the Executive's Annual Bonus opportunity (other than a general reduction in Annual Bonus that affects all similarly situated executives in substantially the same proportions); (c) a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); (c) the relocation of Executive's place of employment outside of a fifty (50) mile radius from the Company's current address; (d) any material breach by Iradimed of any material provision of this Agreement or any material provision of any other agreement between the Executive and Iradimed; (e) Iradimed's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (f) a material adverse change in the reporting structure applicable to the Executive. Prior to accepting Executive's resignation for any of the reasons set forth in this paragraph, the Company shall have an opportunity to rectify the matter that gave rise to Executive's resignation. If the matter is not rectified within fifteen (15) days, Executive's resignation shall be deemed accepted by the Company.
(b)
Resignation in connection with a Control Transaction. Executive may resign his position as a consequence of a Control Transaction (a "Change in Control Resignation") where such resignation is tendered within sixty (60) days following any of the events listed below and such event occurs within twelve (12) months following a Control Transaction as defined in Section 8(c):

(i)
an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of Executive's authority, responsibilities, title, reporting structure, or duties from, those held by Executive immediately prior to the Control Transaction;

(ii)	a material reduction in Executive's annual salary or bonus program in effect immediately prior to the Control Transaction;
(iii)	the relocation of Executive's place of employment outside of a fifty (50) mile radius from the Company's current address;
(iv)
the failure to provide Executive with a number of paid personal leave days at least equal to the number of paid personal leave days to which he was entitled in the last full calendar year prior to the Control Transaction;

(v)
the failure to provide Executive with substantially the same fringe benefits that were provided to Executive immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is, in Executive's opinion, substantially at least as beneficial to Executive in all material respects to such fringe benefits taken as a whole;

(vi)	the failure to obtain the express written assumption of, and agreement to, perform the obligations in this Agreement by any successor.
(c)
Control Transaction. In this Agreement, a "Control Transaction" means a change in control of the Company defined as a transfer of ownership of more than 50% of the outstanding shares of the Company's stock in a single transaction or in a series of transactions that are related to the same or related parties. The regular daily trading of the Company's Common Stock, when aggregated over time, does not constitute a Control Transaction.

(d)
Termination Without Cause. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than thirty (30) calendar days after delivery of the Notice of Termination.

9.	Death or Disability.
(a)
If, during the term of this Agreement, Executive becomes disabled such that he is not able to effectively discharge his duties under this Agreement due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for a period of one hundred eighty days (180) out of any three hundred sixty-five (365) day period (a "Disability"), Iradimed's obligations under this Agreement shall cease, except that Executive may participate in any Iradimed-provided group disability benefits in accordance with the terms of those plans. However, in the event that the Company temporarily replaces the Executive, or transfers the Executive' s duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(b)
If the Executive's employment is terminated during the Term on account of the Executive's death or Disability, the Executive or the Executive's estate or beneficiaries, as the case may be, shall be entitled to receive the following:

(i)	All accrued Base Salary and vacation time;
(ii)
A lump sum payment of all (A) unpaid Annual Bonuses and (B) the pro- rata Annual Bonus that the Executive would have earned for the fiscal year in which the death or Disability occurs, based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company's similarly situated executives, but in no event later than two-and-a-half (2 1/2 ) months following the end of the fiscal year in which the termination occurs.

(iii)	All vested equity grants.
10.	Consequences of Termination Other than From Death or Disability.
(a)	Compensation.
(i)
In the event that Iradimed terminates Executive's employment hereunder Without Cause or Executive resigns from Iradimed with Good Reason, then Iradimed shall pay to Executive (i) the full amount of any earned but unpaid Base Salary through the date of termination; (ii) his accrued and unused vacation leave as of the last day worked, (iii) his approved business expenses; (iv) the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination; (v) an amount equal to twelve (12) months Base Salary; (vi) subject to Executive's timely election to continue his existing health benefits under COBRA, and consistent with the terms of COBRA and the Company's health insurance plan, the Company will provide Executive a taxable lump sum payment in an amount equal to pay the employer portion of the insurance premiums to continue Executive’s existing health benefits under COBRA for twelve (12) months following the termination date, as such premiums would be measured on the termination date, less applicable federal and state payroll deductions (the "COBRA Payment"); and (vii) all unvested equity awards pursuant to Sections

6(c) and (d) above shall be immediately accelerated and deemed vested as of the termination date. Such payment shall be made as a lump sum within fifteen (15) days of the effective date of such termination.

(ii)
In the event that Company terminates Executive's employment as a result of a Control Transaction or Executive tenders a Change in Control Resignation, then Iradimed shall pay to Executive (i) the full amount of any earned but unpaid Base Salary through the date of termination; (ii) his accrued and unused vacation leave as of the last day worked; (iii) his approved business expenses; (iv) the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination; (v) an amount equal to eighteen (18) months Base Salary; (vi) subject to Executive's timely election to continue his existing health benefits under COBRA, and consistent with the terms of COBRA and the Company' s health insurance plan, the Company will provide Executive a taxable lump sum payment in an amount equal to pay the employer portion of the insurance premiums to continue Executive’s existing health benefits under COBRA for eighteen (18) months following the termination date, as such premiums would be measured on the termination date, less applicable federal and state payroll deductions (the "COBRA Payment"); and (vii) all unvested equity awards pursuant to Sections 6(c) and (d) above shall be immediately accelerated and deemed vested. Such payment shall be made as a lump sum within fifteen (15) days of the effective date of such termination.

(iii)
In the event that Iradimed terminates Executive's employment hereunder for Cause or Executive resigns without Good Reason, Iradimed shall pay Executive his earned and unpaid Base Salary and his accrued and unused vacation leave as of the last day worked, and approved business expenses and Iradimed shall have no obligation to make any further payments to or to provide any further benefits hereunder to Executive. Such payment shall be made within fifteen (15) days of the effective date of resignation or termination.

11.
Ownership of Developments. All information, data, ideas, customer lists or other material which Executive develops or conceives during his employment, (1) which are along the lines of business, work or investigations of the Company, or (2) which result from or are suggested by any work performed by Executive on behalf of the Company, shall be the exclusive property of the Company, shall be promptly disclosed to the Company, and Executive will promptly execute and deliver all documents and do all other things necessary and proper to make all such information, data, ideas, customer lists or other material the absolute property of the Company. Executive agrees to assist the Company in every proper way to obtain for the Company's benefit copyrights, patents, or other appropriate legal protection for information, data, ideas, customer lists or other material that become the exclusive property of the Company.

12.
Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to the addresses set forth below, or to the personal home address of Executive as maintained in the Company’s human resources systems. Notice shall be deemed given immediately if delivered in person or within three (3) days after mailing by certified mail to the following addresses:

Chris Scott Iradimed Corporation 1025 Willa Springs Dr. Winter Springs, FL 32708	Roger Susi Iradimed Corporation 1025 Willa Springs Dr. Winter Springs, FL 32708

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
13.
Assignment. Executive acknowledges that his services are unique and personal and that he therefore may not assign his rights or delegate his duties under this Agreement. This Agreement shall inure to the benefit of and be binding on Iradimed, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Iradimed.

14.
Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

15.
Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto. Section headings are for convenience only and are neither a part of this Agreement nor a limitation of the scope of the particular sections to which they refer.

16.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida.
17.
Severability. The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

18.
Venue and Jurisdiction. The parties to this Agreement hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of the courts of the State of Florida and/or the United States District Court for the Middle District of Florida, Orlando Division.

19.
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

20.
Named Party Litigation. In the event that Executive is a named Party with the Company involving Executive's former employer, Executive shall be represented by the Company's defense attorneys as Executive. No cost for such defense shall be borne by Executive.

21.	Section 409A.

(a)
General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A.

(b)
Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(i)
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
22.
Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)	During the employment Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IRADIMED CORPORATION

/s/ Roger Susi
Roger Susi President and Chief Executive Officer

Executive

/s/ Chris Scott
Chris Scott
Executive